Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5400 Fax

News Release	[Logo of Pentair, Inc.]

For immediate release

Contact: Mark Cain (763) 656-5278

David A. Jones, Chairman and CEO of Rayovac, Named to Pentair Board of Directors

Golden Valley, Minn. – September 11, 2003 – Pentair (NYSE: PNR) today announced it has named David A. Jones to a seat on the Pentair board of directors. Jones, 53, is chairman and chief executive officer of Rayovac Corporation (NYSE: ROV), one of the world’s leading battery and lighting device companies. Jones, who will stand for election by shareholders at Pentair’s 2004 shareholders’ meeting, brings the number of Pentair board members to nine.

Jones has served as the chairman of the board of directors and CEO of Rayovac since September 1996. From 1996 to April 1998, he also served the company as president. From 1995 to 1996, Jones was chief operating officer, chief executive officer, and chairman of the board of directors of Thermoscan, Inc. From 1989 to 1994, he served as president and chief executive officer of The Regina Company. He joined the Electrolux Corporation in 1984 as a plant manager, was promoted to vice president of manufacturing in 1985 and, in 1987, was named senior vice president of operations. His career also includes 15 years with General Electric where he held a series of progressively responsible positions in manufacturing operations. He holds a Bachelor’s degree in Business Administration from Spalding University in Louisville, Kentucky.

“Dave has over 30 years of experience working in the consumer products industry, principally in management of operations, marketing, and strategy,” said Randall J. Hogan, Pentair chairman and CEO. “He brings to Pentair’s board a broad understanding of brand management and strategy, and solid knowledge of manufacturing operations. We are very pleased to add Dave’s talent to our board.”

Pentair (http://www.pentair.com) is a Minnesota-based manufacturer whose core businesses compete in tools, water technologies, and enclosures markets. The company employs 12,000 people in more than 50 locations around the world.